Exhibit 10.1

FERGUSON PLC

THE FERGUSON GROUP EMPLOYEE SHARE PURCHASE PLAN 2021

Adopted by the Board of Directors of the Company on September 23, 2021
Approved by the Company's shareholders on December 2, 2021
Expiry date: December 2, 2031

Building a better working world

Contents

RULE 1 – DEFINITIONS	3
RULE 2 – PURPOSES	6
RULE 3 – ADMINISTRATION	7
RULE 4 – ELIGIBILITY	8
RULE 5 – OFFERING MATERIALS	9
RULE 6 – PARTICIPANT CONTRIBUTIONS	10
RULE 7 – OPTION GRANTS	12
RULE 8 – EXERCISE OF OPTION	13
RULE 9 - WITHDRAWAL AND TERMINATION OF EMPLOYMENT	15
RULE 10 – SHARES SUBJECT TO PLAN	17
RULE 11 - TAKE-OVER AND LIQUIDATION	19
RULE 12 - ADJUSTMENT OF OPTIONS	21
RULE 13 – COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES	22
RULE 14 – GENERAL PROVISIONS	23
RULE 15 – AMENDMENT	25
RULE 16 – EFFECTIVE DATE OF PLAN	26

RULE 1 – DEFINITIONS

Board means the Board of Directors of the Company or a duly authorized committee thereof.

Capital Reorganization means any capitalization issue, rights issue, sub-division, consolidation or reduction of capital or any other variation of the share capital of the Company.

Code means the U.S. Internal Revenue Code of 1986, as it may be amended from time to time, and regulations thereunder. References to any Section of the Code shall be to that Section as it may be renumbered, amended, supplemented or re-enacted. For this purpose, “regulation” means a regulation, ruling or other interpretation or guidance, validly promulgated by the U.S. Department of Treasury and in effect at the time in question. Reference to a regulation or Section thereof includes that regulation or Section and any comparable regulation or Section that amends, supplements or supersedes that regulation or Section.

Company means Ferguson plc, a company incorporated in Jersey under number 128484.

Control means the power of a person to secure by means of the holding or shares or the possession of voting power in relation to the Company or any other body corporate, or as a result of any powers conferred by the articles of associates of other document regulating the Company or any other body corporate, that the affairs of the Company are conducted in accordance with that person’s wishes.

Date of Exercise means the date prescribed by the Board as the date on which each Option is deemed to be exercised.

Date of Grant means the date prescribed by the Board as the date on which Options are deemed to be granted. Notwithstanding the preceding sentence and while the Company’s Shares are listed and traded on the London Stock Exchange, each Date of Grant must be within the forty-two day period following: (i) the shareholders’ approval of the Plan in accordance with Rule 16.1, (ii) an annual general meeting of the Company or (iii) the Company’s announcement of its results to the London Stock Exchange.

DRS Statement means the direct registration system statement of account representing certificated ordinary shares listed and traded on the New York Stock Exchange (or other recognized stock exchange in the U.S.) held on the Company’s share register maintained in the U.S.

DTC means the Depository Trust Company, being the system used to settle trades of uncertificated ordinary shares listed and traded on the New York Stock Exchange (or other recognized stock exchange in the U.S.) held on the Company’s share register maintained in the U.S.

Election Date means the last business day of the Enrollment Period or such other date as the Board may determine.

Eligible Employee means any person who on the Date of Grant is an employee of a Participating Company, provided that an employee of a Participating Company may be excluded by the Board from participating in the Offering Period if his or her customary employment with the Participating Company is for 20 hours or less per week.

Notwithstanding the preceding:

(a)	an individual who has not been continuously employed by the Participating Company for a period of at least six months at the Date of Grant is not an Eligible Employee;

(b)	in relation to U.S. Participants only, an individual who is a Five Percent Shareholder is not an Eligible Employee; and

(c)

otherwise Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are U.S. citizens or are resident aliens within the meaning of Code Section 7701(b)(1)(A)) shall be excluded from coverage under the Plan if the Board determines that: (i) the grant of an Option under the Plan to a citizen or resident of the non-U.S. jurisdiction is prohibited under the laws of such jurisdiction, or (ii) compliance with the laws of the non-U.S. jurisdiction would cause the Plan or offering to violate the requirements of Code Section 423.

Enrollment Form means the form, prescribed by the Board, that a Participant uses to authorize deductions from his or her compensation in accordance with Rule 6.

Enrollment Period means the period prescribed by the Board during which an Eligible Employee may elect to participate in the Plan with respect to that Offering Period.

Fair Market Value means, on any given date, the closing price of a Share as derived from the TAQ Closing Prices files of the New York Stock Exchange or from the equivalent such records of such other primary exchange on which Shares are listed. If, on any given date, no Shares are traded on any such primary exchange, then Fair Market Value shall be determined with reference to the closing price of a Share as derived from the TAQ Closing Prices files of the New York Stock Exchange or from the equivalent such records of such other primary exchange on the immediately preceding day that Shares were so traded.

Five Percent Shareholder means any individual who, immediately after the grant of an Option, owns or would be deemed to own more than five percent (5%) of the total combined voting power or value of all classes of shares of the Company or of any Subsidiary of the Company. For this purpose, (i) an individual shall be considered to own any shares owned (directly or indirectly) by or for his brothers, sisters, spouse, ancestors or lineal descendants and shall be considered to own proportionately any shares owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which such individual is a shareholder, partner or beneficiary, and (ii) shares of the Company or any Subsidiary of the Company that an individual may purchase under outstanding options (whether or not granted under this Plan) shall be treated as shares owned by the individual.

London Stock Exchange means the London Stock Exchange plc or any successor body.

Market Abuse Regulation means the Market Abuse Regulation (EU) (596/2014) as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 and any delegated acts, technical standards and guidelines produced pursuant to that regulation.

New York Stock Exchange means the New York Stock Exchange, Inc. or any successor body.

Offering Materials for an Offering Period means the materials (including any online information) described in Rule 5, which set forth the terms applicable to the Offering Period.

Offering Period means the period beginning on each Date of Grant and ending on the Date of Exercise specified by the Board for that Offering Period, provided that for a U.S. Participant, no Offering Period shall be longer than a period of 27 months.

Option means an option that entitles the holder to purchase a stated number of Shares in accordance with, and subject to, the terms and conditions prescribed by the Plan.

Participant means an Eligible Employee who satisfies the requirements of Rule 4 and who elects to receive an Option.

Participating Company means the Company and any Subsidiary of the Company located in the U.S., Canada or elsewhere and designated by the Board as a Participating Company, provided that such Subsidiary is a “subsidiary corporation” (within the meaning of Code Section 424) of the Company, including a corporation that becomes a Subsidiary of the Company after the adoption of this Plan. It is anticipated that any Subsidiary located in the U.S. or Canada will be designated by the Board as a Participating Company.

Plan means the Ferguson Group Employee Share Purchase Plan 2021 as provided herein and as it may be amended from time to time.

Relevant Date means:

(a)	if the Relevant Event falls within Rule 11.1(a), the date on which Control is obtained and any conditions to which the offer is made subject are satisfied;

(b)

if the Relevant Event falls within Rule 11.1(b), either the date on which the scheme of arrangement is sanctioned by the court or the date on which the scheme of arrangement becomes effective (as determined by the Board in its absolute discretion);

(c)	if the Relevant Event falls within Rule 11.1(c), the date on which the person first becomes so bound or entitled;

(d)	if the Relevant Event falls within Rule 11.1(d), such date as the Board determines; or

(e)	If a Relevant Event occurs on account of a series of transactions, the date of the last of such transactions.

Relevant Event shall have the meaning given to that term in Rule 11.1.

Share or Shares means;

(a)	fully paid ordinary shares in the capital of the Company, whether held in certificated or uncertificated form, via a DRS statement or via the DTC; and/or

(b)	shares representing those shares following any capital reorganization of the Company.

Subsidiary has the meaning assigned to it by Article 2 of the Companies (Jersey) Law 1991.

U.S. means the United States of America.

U.S. Participant means any Participant who is subject to taxation under the jurisdiction of the U.S, being a U.S. citizen and any U.S. resident alien.

RULE 2 – PURPOSES

2.1

The Plan is intended to assist the Participating Companies in recruiting and retaining individuals with ability and initiative by enabling such persons to participate in the future success of the Company and its Subsidiaries and to associate their interests with those of the Company and its shareholders.

2.2

For U.S. Participants, the Plan is intended to permit the grant of Options qualifying under Code Section 423, and the Plan and Offering Materials shall be interpreted and administered consistently with such intent.

2.3	At the date of adoption of the Plan, the intention is to offer participation in the Plan to all employees in the US and Canada who are Eligible Employees.

RULE 3 – ADMINISTRATION

3.1	The Plan shall be administered by the Board. The Board shall have complete authority (subject to Rule 15) to:

(a)	interpret all provisions of this Plan;

(b)	adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and

(c)

make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Board shall not be construed as limiting any power or authority of the Board. Any decision made, or action taken, by the Board in connection with the administration of this Plan shall be final and conclusive. Neither the Board nor any member thereof shall be liable for any act done in good faith with respect to this Plan or any Option. All expenses of administering this Plan shall be borne by the Company.

3.2

The Board, in its discretion, may delegate to one or more officers of the Company all or part of the Board’s authority and duties. The Board may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Board’s delegate or delegates that were consistent with the terms of the Plan.

3.3

The decision of the Board in any dispute or question concerning the interpretation, construction or effect of the Plan or any other questions arising in connection with the Plan shall be final and conclusive.

RULE 4 – ELIGIBILITY

4.1

Each person who is or will be an Eligible Employee on the Date of Grant may elect to participate in the Plan by completing an Enrollment Form in accordance with Rule 6.1(a) and returning it on or before the Election Date to such person as the Board may nominate.

RULE 5 – OFFERING MATERIALS

5.1	The Offering Materials for an Offering Period will specify:

(a)	the Offering Period, including the relevant Date of Grant and Date of Exercise for the Offering Period;

(b)	the Participating Companies for the Offering Period;

(c)	the requirements for or limitations on Eligible Employees for the Offering Period;

(d)	the price per Share (subject to Rule 7.2) for Shares to be purchased on the exercise of an Option for the Offering Period;

(e)	the maximum number of Shares (subject to Rule 10) over which Options may be granted either to an individual Eligible Employee for the Offering Period or in the aggregate for the Offering Period;

(f)	the Enrollment Period and the Election Date for the Offering Period;

(g)	the maximum and minimum deductions from compensation (subject to Rule 6.1) that an Eligible Employee may authorize on the Enrollment Form for the Offering Period; and

(h)	any other terms applicable to the Offering Period as determined by the Board that are consistent with the Plan and permissible under Code Section 423.

5.2

For Eligible Employees who are tax resident in the U.S., the Offering Materials must comply with the requirements of Code Section 423(b)(5) so that all such Eligible Employees for the Offering Period have the same rights and privileges.

RULE 6 – PARTICIPANT CONTRIBUTIONS

6.1 (a)

An Eligible Employee who satisfies the requirements of Rule 4 may become a Participant for an Offering Period by completing an Enrollment Form and returning it to the Board or its nominee on or before the Election Date. A Participant’s Enrollment Form shall authorize deductions from his or her compensation for the purposes of the Plan of either (i) a uniform fixed-amount (in whole U.S. dollars, or any other currency in which the Participant is normally paid) or (ii) a percentage of base salary of at least 1% and not more than 10% , and in either case, subject to such minimum or maximum amounts as the Board may prescribe from time to time, subject to the limits set out in Rule 7.1(a).

(b)

Unless the Board determines otherwise, a Participant may not contribute to, or otherwise accumulate funds under, the Plan except by compensation deductions in accordance with his or her Enrollment Form. Notwithstanding the preceding sentence,

(i)

a Participant who is on a paid leave of absence whose compensation after tax is less than the compensation deductions in accordance with his or her Enrollment Form shall be permitted to contribute to the Plan (whether by way of payments for missed contributions or part contributions) by personal check or bank transfer an amount not to exceed the aggregate amount that, but for such paid leave, otherwise would have been deducted from his or her compensation, or

(ii)

a Participant who is on an unpaid leave of absence shall be permitted to contribute to the Plan by personal check or bank transfer an amount not to exceed the aggregate amount that, but for such unpaid leave, otherwise would have been deducted from his or her compensation, subject to such check clearing upon first presentation. Unless otherwise determined by the Board, (i) such check must be delivered or such bank transfer must be credited to the account of the Board or its nominee within the earlier of ten (10) business days following the end of the paid or unpaid leave (as the case may be) or ten (10) business days prior to the Date of Exercise, and (ii) the minimum amount that may be contributed to the Plan by personal check or bank transfer shall be $25 (in U.S. or Canadian dollars, or other appropriate currency), calculated on a monthly basis. A Participant who revokes his or her Enrollment Form for an Offering Period under Rule 9.1 may not contribute to the Plan for such Offering Period by delivery of a check or making a bank transfer, and a Participant who ceases to be an Eligible Employee for any reason may not thereafter contribute to the Plan by delivery of a check or making a bank transfer.

(c)

A Participant who revokes his or her Enrollment Form for an Offering Period under Rule 9.1 may not thereafter contribute to the Plan for such Offering Period, and a Participant who ceases to be an Eligible Employee for any reason may not thereafter contribute to the Plan for such Offering Period.

(d)

A Participant’s Enrollment Form becomes operative on the Election Date. Such Enrollment Form may be amended or revoked before the Election Date but once an Enrollment Form becomes operative, it will continue in effect and may not thereafter be amended until the earliest of: (i) the Date of Exercise, (ii) his or her termination of employment or (iii) his or her withdrawal from the Plan in accordance with Rule 9.

6.2

A recordkeeping account shall be established for each Participant with respect to each Offering Period. Amounts deducted from a Participant’s compensation for that Offering Period under Rule 6.1(a) shall be credited to his or her account for such Offering Period.

6.3

If an Eligible Employee completes an Enrollment Form stating a proposed compensation deduction which exceeds the maximum prescribed by Rule 6.1(a) the Board may reduce the proposed compensation deduction to the maximum compensation deduction permitted in respect of that Offering Period.

6.4	For the avoidance of doubt, references to deductions from compensation mean compensation after tax.

RULE 7 – OPTION GRANTS

7.1 (a)

Each Eligible Employee who is a Participant on the Date of Grant shall be granted an Option on the Date of Grant. The number of Shares subject to such Option shall, subject to Rule 7.1(c) below, be the number of whole Shares determined by dividing the aggregate of the contributions which the Participant has elected to make under Rule 6.1(a) by the price per Share determined under Rule 7.2. Notwithstanding anything herein to the contrary, no Participant will be granted an Option or Options to purchase Shares for an Offering Period for more than: (i) in the case of a U.S. Participant, the number of Shares determined by dividing U.S. $25,000 for each calendar year within the Offering Period by the Fair Market Value in U.S. dollars on the Date of Grant; (ii) any maximum number of Shares specified by the Board for the Offering Period; or (iii) the limitations of Rule 10.3. If a given calendar year is included in more than one Offering Period, the application of the U.S. $25,000 limitation set forth in this Rule 7.1 for the Offering Periods covering all or a portion of such calendar year shall be determined in accordance with Section 1.423-2(a)(3)(vi) of the regulations promulgated by the U.S. Department of Treasury.

(b)

An Option covering a fractional Share will not be granted under the Plan. Any amount remaining to the credit of the Participant’s account shall be returned without interest to the Participant: (i) after the exercise of an Option, or (ii) if he or she does not continue to participate in the Plan, or (iii) if the Options are cancelled by the Board pursuant to Rule 8.7.

(c)

If the aggregate Shares for which Options are applied for in an Offering Period exceed the limit imposed by the Board for the Offering Period, the Options granted will be reduced pro rata for each Participant until the excess applications are eliminated.

7.2

The price per Share for Shares to be purchased on the exercise of an Option shall be the amount prescribed by the Board provided that such price shall not be less than eighty-five percent (85%) of the lesser of the Fair Market Value on the Date of Grant and the Fair Market Value on the Date of Exercise. In no event shall the price per Share for Shares to be purchased on the exercise of an Option be less than the nominal value of a Share.

RULE 8 – EXERCISE OF OPTION

8.1	Subject to the provisions of Rules 9, 10 and 11, and except as provided below in this Rule 8, each Option shall be exercised automatically as of the Date of Exercise for the lesser of:

(a)	the number of whole Shares determined by dividing the amount credited under Rule 6.2 to the Participant’s account at the Date of Exercise by the price per Share determined under Rule 7.2; and

(b)	the specified number, if any, of Shares over which the Option was granted.

If, on the Date of Exercise, the Participant is subject to any dealing restrictions under the Financial Conduct Authority’s Listing Rules, the Market Abuse Regulation or any equivalent or successor legislation or any US federal and state securities law or stock exchange or quotation system on which the Shares are listed or quoted (to the extent applicable) or any relevant share dealing code of the Company, exercise shall be suspended until such later date as those dealing restrictions lift. For the avoidance of doubt, compliance with dealing restrictions under the Financial Conduct Authority’s Listing Rules, the Market Abuse Regulation or any equivalent or successor legislation only applies for so long as the Company’s Shares are listed and traded on London Stock Exchange.

8.2	Notwithstanding any other provision of this Plan, if a Relevant Event occurs, except as provided in Rule 11.3, the Date of Exercise for all outstanding Options shall be the Relevant Date.

8.3

Leaves of absence not exceeding three (3) months shall not be deemed interruptions of continuous employment. However, a leave of absence exceeding three (3) months shall be deemed an interruption of continuous employment unless the individual has a right to re-employment provided either by statute or by contract.

8.4

Subject to the provisions of Rules 8.5, 10 and 13, the Company shall procure the delivery to each Participant for each Offering Period of the certificate or certificates evidencing the Shares purchased by such Participant with respect to that Offering Period.

8.5	If the Board so determines, it shall be a condition of the exercise of an Option that:

(a)

any Shares purchased on the exercise of an Option shall be held on the Participant’s behalf by a nominee of the Participant, selected by the Board, for a period of 12 months (or such other period as may be required by Code Section 423, so that any sale, transfer or disposal of such Shares is not a “disqualifying disposition” within the meaning of Code Section 423); and

(b)	the Participant will notify the Company Secretary in writing of any intention to sell, transfer, charge or otherwise dispose of the Shares during the period referred to in Rule 8.5(a).

8.6	A Participant’s interest in the Shares purchased upon the exercise of an Option shall be immediately vested and non-forfeitable.

8.7

The Board may cancel all existing Options and return all Participant contributions (without interest thereon) to Participants if the Board determines, in its sole discretion, that the price per Share set pursuant to Rule 7.2 for such Option is expected to be more than the Fair Market Value of Shares on the Date of Exercise of those Options.

8.8

To the extent there is any liability under applicable law for income or employment taxation or social security contributions of a Participant with respect to the exercise of an Option, such liability shall (to the extent permitted by law) be the sole responsibility of the relevant Participant (to the extent that such liability is that of the relevant Participant) and the issue or transfer of any Shares subject to the Participant’s Option shall be conditional upon the Participant having discharged the amount required to satisfy the liability which arises in respect of the Option and the Shares subject to the Option to the satisfaction of the Company, or otherwise having complied with any arrangements specified by the Company to secure that such liability is satisfied, including irrevocably authorizing the Company to sell or procure the sale of sufficient Shares on or following the exercise of his or her Option on his or her behalf to ensure that any relevant Participating Company or former Participating Company receives the amount required to discharge the liability which so arises. By participating in the Plan, a Participant is deemed to have given such irrevocable authorization. For the avoidance of doubt, a relevant Participant shall not be responsible for any social security contribution liability which is a liability of the Company.

RULE 9 - WITHDRAWAL AND

TERMINATION OF EMPLOYMENT

9.1

A Participant may revoke his or her Enrollment Form for an Offering Period and withdraw from participation in the Plan for that Offering Period by giving written notice to that effect to the Board or its nominee at any time before the Date of Exercise. In that event, (i) the entire amount credited to his or her account will be paid to him or her without interest as soon as administratively practicable after receipt of the notice of withdrawal, and (ii) no further payroll deductions will be made from his or her compensation for that Offering Period. Except as provided in Rule 9.3, a Participant shall be deemed to have elected to withdraw from the Plan in accordance with this Rule 9.1 (and his or her Option will terminate) if he or she ceases to be an Eligible Employee for any reason and, in such event, the Participant shall not have any claim against the Company or any Subsidiary of the Company on account of his or her deemed withdrawal from the Plan.

9.2

The date an employee ceases to be an Eligible Employee means (i) the date an Eligible Employee’s employer ceases to be a Participating Company or (ii) the date the employee ceases to be employed by a Participating Company for any reason, whether lawful or otherwise (including, without limitation, by reason of resignation, termination for cause, termination without cause, death, constructive dismissal, or frustration of contract), without regard to any pay in lieu of notice (whether by lump sum or salary continuance), benefits continuance period, or other termination or severance payments or benefits which the Eligible Employee may then receive or be entitled to receive, whether pursuant to the common law or otherwise, except only as may be required to satisfy the minimum requirements of applicable employment or labor standards legislation. A Participant who has withdrawn his or her participation in the Plan under Rule 9.1 may submit a new Enrollment Form to the Board and resume participation in the Plan for any later Offering Period, provided that he or she then satisfies the requirements of Rule 4 and the Board or its nominee receives his or her Enrollment Form on or before the applicable Election Date.

9.3	Unless the Offering Materials provide otherwise, and subject to Rules 8.4 and 8.8 if a Participant ceases his or her continuous employment as an Eligible Employee on account of:

(a)	death,

(b)	termination by a Participating Company due to redundancy (as determined by the Board),

(c)	injury or disability (evidenced to the satisfaction of the Board),

(d)	retirement,

(e)	his or her employer ceasing to be a Participating Company, or

(f)	the business (or part of a business) in which he or she is employed being transferred to a person who is not a Participating Company,

such Participant (or his or her executor or heir) shall have the right to continued participation in the Plan for the period of three (3) months from the date of the cessation of his or her employment, or until the end of the Offering Period (if less than three months from cessation of employment). If applicable, during that time period, the Participant (or his or her executor or heir) shall have the right to exercise his or her Option by notifying the Company Secretary in such form as the Company Secretary may from time to time determine based on the amount credited to his or her account on the date of his or her termination of employment. Except only as may be required to satisfy the minimum requirements of applicable employment or labor standards legislation, or unless the Offering Materials provide otherwise, if a Participant ceases to be continuously employed as an Eligible Employee under any other circumstances, his or her Option will terminate on the date the Participant ceases to be an Eligible Employee and all funds credited to his or her account under Rule 6.2 will be returned without interest to him or her as soon as administratively practicable. Notwithstanding the foregoing, the terms of this Rule 9.3 and the related provisions of any Offering Materials may not provide rights and privileges to some Eligible Employees for an Offering Period greater than the rights and privileges provided to other Eligible Employees for the Offering Period, as required by Code Section 423(b)(5).

RULE 10 – SHARES SUBJECT TO PLAN

10.1

For the purposes of this Plan, the maximum aggregate number of Shares that may be issued or transferred pursuant to the exercise of Options under the Plan is 20 million. The maximum aggregate number of Shares that may be issued or transferred under this Plan shall be subject to adjustment as provided in Rule 12.

10.2

If an Option is terminated, in whole or in part, for any reason other than its exercise, the number of Shares allocated to the Option or portion thereof may be reallocated to other Options to be granted under this Plan for the purposes of Rule 10.1.

10.3

The nominal amount of Shares which may be made subject to Options under the Plan shall be limited so that it does not exceed the limit set out in Rule 10.4. The limit set out in Rule 10.4 only applies to Options which are to be satisfied (directly or indirectly) by the issue of new Shares or the transfer of treasury Shares and for so long as the Company’s Shares are listed and traded on the London Stock Exchange.

10.4	The limit is ten per cent. of the nominal amount of the Company’s ordinary share capital on the day preceding the Date of Grant less the aggregate nominal amounts of:

(a)	Shares allocated in respect of awards granted within the previous ten years under any employee share scheme;

(b)	Shares remaining to be allocated in respect of awards granted on the same date or within the previous ten years under any employee share scheme; and

(c)	Shares allocated on the same date or within the previous ten years under any employee share scheme otherwise than in respect of an award.

10.5	For the purpose of this Rule 10:

(a)	“allocate” means the issue of new Shares or the transfer of treasury Shares in satisfaction (directly or indirectly) of a person’s right under an award;

(b)	an “award” means any right to acquire or receive Shares whether conditional or unconditional and whether or not for payment;

(c)

an “employee share scheme” means any scheme for employees of the Company’s corporate group, which has been adopted by the Company or Ferguson Holdings Limited, a company incorporated in Jersey with registered number 106605;

(d)	“treasury Shares” has the same meaning as in Article 58A of the Companies (Jersey) Law 1991;

(e)

no account will be taken of Shares acquired by an employee or former employee (or the personal representatives of such a person) where the Shares are acquired for a price equal to their market value at or about the date of acquisition and the cost of those Shares is borne by (or by the estate of) the employee or former employee;

(f)

subject to Rule 10.5(h), no account will be taken of an award if and to the extent to which the Company considers that it will be satisfied by the transfer of existing Shares other than treasury Shares;

(g)

any Shares allocated or remaining to be allocated to the trustee of any trust which were used or which are to be used to satisfy awards granted under an employee share scheme must be treated as having been allocated or as remaining to be allocated in respect of those awards unless the Shares were acquired by the trustee pursuant to a rights issue or other opportunity offered to the trustee in respect of Shares;

(h)	account will only be taken of treasury Shares for so long as this is required under institutional shareholder guidelines;

(i)

where an award was granted in consideration of the release by the holder of an award previously granted to him under an employee share scheme, then the earlier award will be ignored and the later award will be deemed to have been granted at the same time as the earlier award.

10.6

If the grant of an Option would cause the limit in Rule 10.4 to be exceeded, such Option shall take effect as an Option over the maximum number of Shares which does not cause the limit to be exceeded. If more than one Option is granted on the same Date of Grant, the number of Shares which would otherwise be subject to each Option shall be reduced pro rata.

RULE 11 – TAKE-OVER AND LIQUIDATION

11.1	This Rule 11 applies if:

(a)	any person (either alone or together with any person acting in concert with him or her) obtains Control of the Company as a result of making:

(i)

a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied, the person making the offer will have Control of the Company; or

(ii)	a general offer to acquire all of the Shares;

(b)

any person proposes to obtain Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under Article 125 of the Companies (Jersey) Law 1991 or its equivalent under applicable law;

(c)	any person becomes bound or entitled to acquire Shares in the Company under Part 18 of the Companies (Jersey) Law 1991 or its equivalent under applicable law; or

(d)	either:

(i)	notice is given of a resolution for the winding-up of the Company; or

(ii)

the Board determines that the Company has been or will be affected by a demerger, the payment of a special dividend or any other event, which the Board determines is likely to materially affect the value of Shares and it is not, in the Board’s opinion possible or appropriate to adjust Options under Rule 12, and the Board determines that this Rule 11 will apply (each a Relevant Event).

11.2

Where this Rule 11 applies and subject to Rule 11.3, 11.6 and Rule 12 below, all outstanding Options will (unless the Board determines otherwise prior to the Relevant Date) be automatically exercised on the Relevant Date (to the extent of the amount credited to each Participant’s account under Rule 6.2), provided that the price per Share under Rule 7.2 is not expected (as determined by the Board) to be in excess of the relevant offer price or consideration for Shares, if applicable. Where this Rule 11 applies, and subject to Rule 11.3 below, any outstanding Options that are not fully exercised on the Relevant Date shall lapse automatically, and any amounts credited to the Participant’s account under Rule 6.2 (and not applied for such exercised) shall be returned to him or her without interest as soon as administratively practicable.

11.3

If a Relevant Event occurs and notice of a replacement option is given to Participants (with the consent of the entity which has obtained Control of the Company), then, on the Relevant Date, any Option which has not lapsed (the old option) shall automatically be released and shall be replaced by an option (the new option) which, in the opinion of the Board, is equivalent to the old option but relates to shares in a different company (whether the acquiring company itself or another company) (the new grantor).

11.4	Upon such replacement, the provisions of the Plan shall be construed as if:

(a)	the new option was an option granted under the Plan at the same time as the old option;

(b)

references in the Plan to the Company were references to the new grantor, provided that, except as may be required to comply with Code Section 423, references to the Company within the definition of Participating Company shall continue to be construed as references to the Company;

(c)	references in the Plan to the Board were references to the board of directors of the new grantor;

(d)	references in the Plan to Shares were references to shares in the new grantor;

(e)	the provisions for Participant contributions under Rule 6 entered into in connection with the old option had been made in connection with the new option; and

(f)	the Date of Exercise in relation to the new option was the same as that in relation to the old option.

11.5	For any U.S. Participant, it is intended that any such replacement of the old options shall be made in accordance with Code Sections 424(a) and (h)(3).

11.6

Without prejudice to the operation of Rule 12, Options shall not be exercisable without the consent of the Board under the foregoing provisions of this Rule 11 if the purpose and effect of the Relevant Event, together with any associated transactions, is to create a new holding company for the Company, such company having substantially the same shareholders and proportionate shareholdings as those of the Company immediately prior to the Relevant Event. Unless the Board determines otherwise in its absolute discretion, an Option will in such circumstances be exchanged for equivalent options in accordance with Rule 11.3.

RULE 12 – ADJUSTMENT OF OPTIONS

12.1

In the event of any Capital Reorganization (or the implementation by the Company of a demerger or payment of a special dividend which would otherwise materially affect the value of Shares), the price per Share under Rule 7.2, the description of Shares and the number of Shares comprised in an Option may be adjusted in such manner as the Board may determine; provided that:

(a)	no adjustment shall be made pursuant to this Rule which would materially increase the aggregate price payable to exercise the Option; and

(b)	no adjustment may have the effect of reducing the price per Share payable to exercise the Option to less than the nominal value (as it also may be adjusted) of a Share.

12.2	For any U.S. Participant, it is intended that any such adjustment shall be made in accordance with Code Sections 424(a) and (h)(3).

12.3	The relevant Participants shall be notified of any adjustment to Options made pursuant to this Rule 12.

RULE 13 – COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

13.1

No Option shall be granted, become exercisable or be exercised, no Shares shall be issued or acquired, no evidence of ownership of Shares shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal, provincial and state laws and regulations (including, without limitation, withholding tax requirements), the laws of the United States of America, the laws of England and Wales (including, without limitation, the Market Abuse Regulation applicable to the Company for so long as the Company’s Shares are listed and traded on the London Stock Exchange ), the laws of Canada, the laws of Jersey, any listing agreement to which the Company is a party, and the rules of all stock exchanges on which the Company’s Shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance.

13.2

Any share certificate issued to evidence Shares for which an Option is exercised may bear such legends and statements as the Board may deem advisable to assure compliance with the relevant federal and state laws and regulations.

13.3

No Option shall be exercisable, no Shares shall be issued or acquired, no certificate for Shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Board may deem advisable from the relevant regulatory bodies having jurisdiction over such matters.

RULE 14 – GENERAL PROVISIONS

14.1

The Plan shall terminate on the tenth anniversary of the date of approval of the Plan by the Company’s shareholders in a general meeting, or at any earlier time by the passing of a resolution by the Board or an ordinary resolution of the Company in general meeting. Termination of the Plan shall be without prejudice to the subsisting rights of Participants.

14.2

Every Option granted under this Plan shall be personal to the Participant to whom it is granted and, except to the extent necessary to enable a personal representative to realize the Option following the death of a Participant, neither the Option nor the benefit of that Option may be transferred, assigned, charged or otherwise alienated. An Option will lapse immediately if the Participant to whom it was made purports to transfer, charge or otherwise alienate that Option otherwise than as permitted by this Rule 14.2.

14.3

The existence of any Option shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure, or any merger or consolidation of the Company, or any issue of shares, bonds, debentures, preferred or prior preference stocks ahead of, or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

14.4

Any notice or other document which has to be given to a Participant under or in connection with the Plan may be (i) delivered or sent by post to him at his home address according to the records of his employing company, (ii) sent by email or fax to any email address or fax number according to the records of his employing company or, in either case, such other address as may appear to the Company to be appropriate, or (iii) provided electronically through a website hosted by the Company or an agent of the Company, provided that the Participant is notified by email, fax or post that such notice or document has been or will be provided in this manner.

14.5

Notices sent by post to a Participant will be deemed to have been given on the day after the date of posting. Notices sent by email or fax, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

14.6

Notices provided through a website will be deemed to have been received on the day they are posted on the website or, if later, the day the Participant is deemed in accordance with Rule 14.5 to have received the notification that the notice has been provided there.

14.7

Any notice or other document required to be given to the Company under or in connection with the Plan may be delivered or sent by post to it at its registered office (or such other place or places as the Board may from time to time determine and notify to Participants) or sent by email or fax to any email address or fax number notified to the sender.

14.8	All Share certificates and other communications relating to the Plan will be sent at the Participant’s risk.

14.9	To the extent permissible under local law or regulations, benefits under the Plan shall not be pensionable.

14.10	Neither the Plan nor any compensation paid hereunder will confer on any Participant the right to continue as an employee of the Company or in any other capacity.

14.11	Any Shares acquired under the Plan will be subject to the articles of association of the Company as amended from time to time.

14.12

Shares to be transferred pursuant to the Plan will be transferred free of all liens, charges and encumbrances and together with all rights attaching thereto, and will rank pari passu in all respects with the Shares then in issue, except that they will not rank for any rights attaching to Shares by reference to a record date preceding the Date of Exercise. A Participant will have no rights as a shareholder with respect to any Shares for which an election to participate in an Offering Period has been made until such Participant becomes a shareholder as provided above.

14.13	This Plan shall be binding on the Company and its successors and assigns.

14.14	This Plan constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.

14.15

The invalidity or non-enforceability of one or more provisions of the Plan will not affect the validity or enforceability of the other provisions of the Plan, which will remain in full force and effect.

14.16

Nothing in this Plan confers any benefit, right or expectation on a person who is not an Eligible Employee. No third party has any rights to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

14.17

These rules and any non-contractual obligations arising out of or in connection with these rules shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Virginia, without regard to such state’s conflict of law rules. Neither the Plan nor any Offering Materials shall be construed or interpreted with any presumption against the Company by reason of the Company causing the Plan or Offering Materials to be drafted.

14.18

The US District Court for the Eastern District of Virginia shall have exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with these rules including, without limitation, disputes arising out of or in connection with: (i) the creation, validity, effect, interpretation, performance or non-performance of, or the legal relationships established by, these rules; and (ii) any non-contractual obligations arising out of or in connection with these rules. For such purposes each party irrevocably submits to the jurisdiction of the US District Court for the Eastern District of Virginia and waives any objection to the exercise of such jurisdiction.

RULE 15 – AMENDMENT

15.1

The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if: (i) the amendment increases the aggregate number of Shares that may be issued under the Plan, (ii) the amendment changes the class of individuals eligible to become Participants, (iii) the amendment changes the corporations whose employees may be granted an Option or the Shares that may be issued upon exercise of an Option, or (iv) except for immaterial amendments designed to facilitate the administration of the Plan or amendments which the Board considers necessary or desirable to obtain or retain favorable tax, exchange control or regulatory treatment for Participants or for the Company or any Subsidiary, the amendment benefits employees or Participants or increases any individual or Plan limit. No amendment shall, without a Participant’s consent, adversely affect any rights of such Participant under any Option outstanding at the time such amendment is made. For the avoidance of doubt, any amendment deemed by the Board to be necessary to comply with regulatory requirements or to avoid disqualification under Code Section 423 shall not be adverse for this purpose. Furthermore, shareholder approval of any amendment shall be sought to the extent such approval is necessary and required for the Plan to satisfy the requirements of Code Section 423 or other applicable laws.

15.2

Notwithstanding Rule 15.1, without shareholder consent and without regard to whether such an action may be adverse to any Participant rights, the Board shall be entitled to shorten the length of any ongoing offerings, limit the frequency and/or number of changes in the amount withheld during an offering, establish the exchange ratio applicable to amounts withheld in a currency other than US Dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s or a Subsidiary’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from his or her compensation, and establish such other limitations or procedures as the Board determines in its sole discretion advisable and which are consistent with the Plan.

RULE 16 – EFFECTIVE DATE OF PLAN

16.1

Options may be granted under this Plan upon its approval by a majority of the votes entitled to be cast by the Company’s shareholders, voting either in person or by proxy, at a duly held shareholders’ meeting within twelve months after this Plan is adopted by the Board.